Exhibit 99.1

NEWS
EMRISE
CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:
Allen & Caron Inc
Rene Caron (investors) Len Hall (media)
(949) 474-4300
rene@allencaron.com
len@allencaron.com

EMRISE ANNOUNCES 2012 THIRD QUARTER, NINE-MONTH FINANCIAL RESULTS

Reports Operating and Net Income for the Quarter;
Significant Year-Over-Year Reduction in Year-to-Date Operating and Net Loss

DURHAM, NC – November 14, 2012 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for its third quarter and nine months ended September 30, 2012, reporting significant year-over-year improvements in operating income and net income for both periods.

For the 2012 third quarter, EMRISE reported net sales of $8.2 million compared to $8.9 million in the 2011 third quarter, which was an unusually strong third quarter due in part to the shipment of an especially large communications equipment order. For the first nine months of 2012, net sales increased to $24.4 million from $23.6 million in the first nine months of 2011.

Chairman and CEO Carmine T. Oliva said that as disclosed in the Company’s operational update announcement on September 26, 2012, the Company’s three principal business units in England and France continue to grow and perform as expected when denominated in the business units’ local currencies, while there is continued weakness in the performance of the Company’s U.S. Communications Equipment business unit. Oliva said the Company’s year-over-year sales performance for the 2012 third quarter was negatively affected by the weakness in the U.S. Communications Equipment business and last year’s unusually strong third quarter.

Oliva also said that order bookings continued to be strong as backlog at the end of the 2012 third quarter was $26.7 million compared to $25.5 million at December 31, 2011.

Overall gross margin in the third quarter of 2012 was 30.2 percent, up from 29.6 percent in the third quarter of last year and from approximately 28 percent in the first six months of 2012. The improvement in overall gross margin in the 2012 third quarter reflects the strong performance from the increasingly important Electronics Devices business unit.

“We remain optimistic about the future prospects of EMRISE and we are firmly committed to the successful execution of our turnaround strategy, despite the decline in overall net sales for the third quarter,” Oliva added. “The Company’s performance and the cost-effectiveness of our operations have improved significantly since January 2011. We have a large and growing backlog of shippable orders and the performance of our business units in England and France remains strong with a positive outlook. We are especially encouraged by our English subsidiary’s order bookings of in-flight entertainment and connectivity products and our French subsidiary’s success with our new products in public and private utilities and communications network markets.”

Operating income for the 2012 third quarter was $216,000, up from operating income of $63,000 in the third quarter of 2011. For the first nine months of 2012, operating loss declined approximately $1.5 million to $550,000 from $2.0 million in the first nine months of 2011.
Net income for the 2012 third quarter was $121,000, or $0.01 per basic and diluted share, compared to net income in the third quarter of 2011 of $14,000, or a $0.00 per basic and diluted share, which included income net of tax from discontinued operations of $119,000. There was no income from discontinued operations recorded in the 2012 third quarter; however, net income in the quarter included a benefit from the release of an $89,000 provision related to the 2005 acquisition of Pascall.

Net loss for the first nine months of 2012 was $372,000 or a loss per basic and diluted share of $0.03, which was an improvement of nearly $1.5 million over the net loss of $1.8 million, or a loss per basic and diluted share of $0.17, for the first nine months of 2011. The 2011 nine-month net loss included income net of tax from discontinued operations of $525,000. A loss from discontinued operations of $9,000 was recorded in the 2012 first nine months, which also included the benefit to net income of the provision release related to Pascall recorded in this year’s third quarter described above, as well as the gain on the extinguishment of debt and the insurance settlement at the Company’s French subsidiary both of which were previously disclosed and recorded in the second quarter of this year.

“Even though our U.S. Communications Equipment business unit continues to sustain losses, we are encouraged by the trend in 2012 of significant quarter-to-quarter reductions in those losses. We are committed to eliminating the residual losses of our U.S. Communications Equipment business by continuing to concentrate on containing costs at current lower levels and to increasing its sales through the development of a new network of independent sales representatives in the U.S.,” Oliva said. “We expect these efforts will result in a turnaround of our U.S. Communications Equipment business unit by the end of the second quarter of 2013.”

EMRISE plans to file its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2012 with the Securities and Exchange Commission (SEC) today.

Additional Information

2012 Third Quarter Net Sales by Business Unit
Net sales in the Electronic Devices business units during the 2012 third quarter continued to grow increasing 5.5 percent to $6.1 million as compared to $5.8 million in the third quarter of 2011. The year-over-year sales increase in the 2012 third quarter was driven by higher sales of commercial aerospace IFE&C products and military products. Even though the 5.5 percent growth rate in this year’s third quarter was lower than growth rates earlier in 2012, it was in line with management's revised expectations. The Company continues to see a strong flow of orders and a solid and growing backlog in these markets, and management expects sales in the fourth quarter of 2012 to be strong.
Net sales in the Company’s Communication Equipment business unit in the third quarter of 2012 was $2.1 million compared to $3.1 million in the prior year third quarter. The decline in sales was due to unusually strong sales in the third quarter of 2011, which had included the shipment of the large order mentioned earlier, and a general decline in 2012 infrastructure spending in the United States by telecommunications companies and the U.S. government, especially for timing and synchronization products. At the same time sales across Europe and North Africa of the Company’s French

Network Access products met revised expectations; however, they were lower than the exceptional sales level in the 2011 third quarter.

The flow of orders and the backlog for EMRISE’s French Communications unit continues to increase and the Company expects this backlog of orders to drive a stronger performance in the fourth quarter of the year and into 2013. The Company's sales teams are actively working to expand the market reach for the French network access products into the United States. However, in this highly competitive market, the efforts have yet to translate into the level of sales that management believes possible.

2012 Third Quarter Operating Expenses
Operating expenses in the third quarter of 2012 declined 11.6 percent to $2.3 million from $2.6 million for the same period in 2011 as cost control measures initiated during 2011 yielded savings in both selling, general and administrative (SG&A) expense and engineering and product development cost. SG&A expense was 24.2 percent of net sales in the third quarter of 2012, a decline from 24.7 percent of sales in the third quarter of 2011 and 26 percent of sales in the 2012 second quarter. Engineering and product development costs were 3.3 percent of net sales in the third quarter of 2012, compared to 4.2 percent of net sales in the third quarter of 2011. The Company’s continued focus on containing costs yielded year-over-year savings of $199,000 in the 2012 third quarter, which included the release of a $100,000 accrual for an outstanding rent review at one of its two facilities in the U.K. Savings in salary costs were also achieved as part of an extensive restructuring of the Company's U.S. Communication business.

Balance Sheet Highlights
As of September 30, 2012, the Company’s cash and equivalents was $1.1 million and restricted cash was $404,000, compared to cash and cash equivalents of $805,000 and restricted cash of $386,000 as of December 31, 2011. Total assets were $23 million, total debt obligations were $4.4 million and stockholders’ equity was $10.7 million at the end of the 2012 third quarter, compared to total assets of $24.7 million, total debt obligations of $5.7 million and stockholders’ equity of $10.6 million at the end of 2011.

Adjusted EBITDA
Adjusted EBITDA for the third quarter of 2012 was $464,000, an improvement of $318,000 from Adjusted EBITDA of $146,000 in the third quarter of last year. For the first nine months of 2012, Adjusted EBITDA was $592,000, an improvement of $2.3 million from Adjusted EBITDA loss of $1.7 million for the nine months of 2011.

Outlook for 2012
EMRISE management is reconfirming its revised guidance for 2012 first given in its September 26, 2012, operational update announcement. The Company currently has a significant backlog of booked orders for its Electronic Devices business and its French Communications Equipment business, and it expects sales of its three business units in England and France to continue to grow and perform as denominated in their local currencies. EMRISE believes overall revenue for 2012 should be approximately the same as overall revenue in 2011, and that it will achieve operating profitability in the fourth quarter of 2012. However, due to the weakness of the Company’s U.S. Communications Equipment business unit and uncertainties caused by fluctuations in the exchange rate of the U.S. Dollar to the British Pound Sterling and Euro, the Company cannot reconfirm at this time that it will achieve net income for the 2012 fourth quarter or for the full year.
Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures
This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.
Conference Call and Webcast
A conference call with EMRISE management is scheduled for 11:30 a.m. EST (8:30 a.m. PST) on Wednesday, November 14, 2012 to discuss the Company’s financial results for its third quarter ended September 30, 2012. To join the conference call, dial toll (877) 941-8416 five minutes prior to the scheduled start time. For callers outside the United States, dial (480)

629-9665. A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company's Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company's Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, certain matters discussed in this press release, including the Company’s ability to achieve continued revenue growth; its ability to achieve operating income in the fourth quarter of 2012; its ability to increase sales in the IFE&C market and the UK military market; its ability to meet revenue goals for 2012; and its expectation that the Company’s efforts to eliminate the residual losses at its U.S. Communications business unit and increase its sales through the development of a new network of independent sales representatives in the U.S. will result in a turnaround of that operation in the first half of 2013; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its debt obligations; whether the global economic recession will have a further negative impact on the Company's sales and/or, overall operations; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Form 10-Q for the third quarter ended September 30, 2012, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.
TABLES FOLLOW

EMRISE CORPORATION
Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss)
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$8,235	$8,888	$24,374	$23,551
Cost of sales	5,752	6,260	17,387	17,032
Gross profit	2,483	2,628	6,987	6,519
Operating expenses:
Selling, general and administrative	1,993	2,192	6,608	7,313
Engineering and product development	274	373	929	1,243
Total operating expenses	2,267	2,565	7,537	8,556
Income/(Loss) from operations	216	63	(550)	(37)
Other income (expense):
Interest income	11	10	34	34
Interest expense	(90)	(99)	(273)	(268)
Other, net	144	(25	549	(82)
Gain on extinguishment of debt	—	—	275	—
Total other income/(expense), net	65	(114)	585	(316)
Income/(Loss) before income taxes	281	(51)	35	(2,353)
Income tax expense (benefit)	160	54	398	(4)
Income/(Loss) from continuing operations	121	(105)	(363)	(2,349)
Discontinued operations:
(Loss)/Income from discontinued operations	—	162	(9)	679
Tax provision on discontinued operations	—	43	—	154
Income/(Loss) from discontinued operations	—	119	(9)	525
Net Income/(Loss)	$121	$14	$(372)	$(1,824)
Weighted average shares outstanding
Basic	10,692	10,668	10,687	10,667
Diluted	10,692	10,668	10,687	10,667
Income/(Loss) per share
Basic
Continuing operations	$0.01	$(0.01)	$(0.03)	$(0.22)
Discontinued operations	$—	$0.01	$—	$0.05
Net income/(Loss)	$0.01	$—	$(0.03)	$(0.17)
Diluted
Continuing operations	$0.01	$(0.01)	$(0.03)	$(0.22)
Discontinued operations	$0.01	$0.01	$—	$0.05
Net Income/(Loss)	$0.01	$—	$(0.03)	$(0.17)

Statement of Comprehensive Income/(Loss)
Net Income/(Loss)	$121	$14	$(372)	$(1,824)
Foreign currency translation adjustment	$277	$(315)	$422	$210
Comprehensive Income/(Loss)	$398	$(301)	$50	$(1,614)

EMRISE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,100	$805
Accounts receivable, net of allowances for doubtful accounts of $76 at September 30, 2012 and $123 at December 31, 2011	5,595	5,971
Other receivables	—	363
Inventories	7,768	8,404
Current deferred tax assets	39	24
Prepaid and other current assets	540	1,008
Current assets of assets held for sale	—	345
Total current assets	15,042	16,920
Property, plant and equipment, net	1,009	957
Goodwill	5,141	4,970
Intangible assets other than goodwill, net	736	838
Deferred tax assets	153	227
Restricted cash	404	386
Other assets	473	370
Total assets	$22,958	$24,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,547	$3,445
Accrued expenses	3,866	3,551
Lines of credit	348	468
Current portion of long-term debt	1,069	1,658
Income taxes payable	372	298
Other current liabilities	272	269
Current liabilities of assets held for sale	—	13
Total current liabilities	8,474	9,702
Long-term debt	3,014	3,615
Deferred income taxes	—	89
Other liabilities	811	664
Total liabilities	12,299	14,070
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,695,337 and 10,683,337 issued and outstanding at September 30, 2012 and December 31, 2011 respectively.	128	128
Additional paid-in capital	44,173	44,162
Accumulated deficit	(31,998)	(31,626)
Accumulated other comprehensive loss	(1,644)	(2,066)
Total stockholders’ equity	10,659	10,598
Total liabilities and stockholders’ equity	$22,958	$24,668

Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Income/(Loss) from continuing Operations as reported	$121	$(105)	$(363)	$(2,349)
Additions:
Depreciation and amortization	104	93	307	298
Stock based compensation	-	15	11	80
Interest expense, net	79	89	239	234
Income tax provision	160	54	398	(4)

Adjusted EBITDA	$464	$146	$592	$(1,741)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.